Exhibit 99.1

FOR IMMEDIATE RELEASE

Virtual Piggy Inc. Provides Corporate Update

Entertainment-centric rewards program in development to complement major expansion of US payment destinations

LOS ANGELES  – February 9, 2014 Virtual Piggy, Inc. (OTCQB: VPIG), provider of award-winning payment technology, has today provided a corporate update.

In the second half of 2014, Oink greatly increased its network of digital goods and retail merchants.  In the digital goods category, Oink expanded predominantly by integrating with Facebook, Wargaming, Fantage as well as other gaming sites. Further expanding Oink’s offerings in the digital goods space, the company recently signed an agreement with Grammy-winning record producer Rodney Jerkins to help develop the music and digital goods market within the Oink platform.  Working with Jerkins, Oink will build a rewards program around the Oink wallet that provides unique access to music and events through collaborations with Evolve Music and individual music artists. Oink expects to announce the first collaborations in late Q1.

“Everyone at Oink is excited to be working with Rodney (Darkchild) Jerkins and his team as we believe the connection of music with our audience is far-reaching and significant,” said Dr. Jo Webber, CEO and Founder of Oink. “I also want to congratulate Rodney on winning his eighth Grammy last night.”

In December 2014 Virtual Piggy also released the Oink-branded Discover prepaid card (NYSE: DFS).  The Oink card is currently accepted in the more than 7 million locations online and in stores across the US.  In its first four weeks, Oink saw a rapid increase in the number of transactions and places where Oink is used. Top spending categories for the Oink card in January are food, apparel, and entertainment.

The Oink wallet was recognized in 2014 with a Gold Stevie award in the Most Innovative Company category in the US and Canada.

For information about Oink visit www.oink.com.

About Oink (Virtual Piggy, Inc.)
Virtual Piggy is the provider of Oink, a secure online and in-store teen wallet. Oink enables teens to manage and spend money within parental controls, while gaining valuable financial management skills.  The technology company also delivers payment platforms designed for the Under 21 age group in the global market, and enables online businesses the ability to function in a manner consistent with the Children’s Online Privacy Protection Act (“COPPA”) and similar international children’s privacy laws. The company, based in Hermosa Beach, CA, is on the Web at: www.oink.com and holds three technology patents, US Patent No. 8,762,230, 8,650,621 and 8,812,395.

Public Relations
Rebecca Howell
310-853-1950
rebecca@oink.com

Investor Relations
Tony Schor
Investor Awareness
tony@investorawareness.com
847-945-2222 ext. 221